Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg,

Tysons Corner, Virginia

 Chairman, President & CEO (703) 584-3400

January 14, 2004

CARDINAL FINANCIAL CORPORATION REPORTS

FIRST FULL YEAR OF PROFITABILITY

Cardinal Financial Corporation (NASDAQ: CFNL-Common, NASDAQ: CFNLP – Preferred) (the “Company”), parent company of Cardinal Bank N.A., located in Tysons Corner, Virginia, today announced fourth quarter 2003 net income of $4.1 million, or $0.37 per diluted common share, compared to a net income of $85,000, or $0.01 per common share, in the fourth quarter of 2002, representing an improvement of $4.0 million.  This quarterly net income includes an income tax benefit of $3.5 million attributable to the recognition of deferred tax assets related primarily to the Company’s net operating loss carryforwards. The Company recorded pretax income of $594,000 for the fourth quarter of 2003, an increase of $509,000, compared to pretax income of $85,000, in the fourth quarter of 2002.  The quarterly results are presented after the effect of dividends of $124,000 paid in each quarter to preferred shareholders.

The 2003 year marked several successes for the Company.  During the first quarter, the Company relocated its headquarters to Tysons Corner, Virginia.  The Company opened a second branch location in Tysons Corner at its headquarters and entered new markets by opening branch offices in both Leesburg and Woodbridge.  In addition, the Company completed a secondary common stock offering that raised $41.7 million in capital in December 2003 and an additional $6.7 million in capital following the exercise of the underwriters’ over-allotment option in January 2004.  The Company achieved pretax profitability in 2003 through continued growth in the Company’s earnings assets, as well as increases in non-interest income.

For the year ended December 31, 2003, the Company recorded net income of $5.7 million or $0.54 per diluted common share, compared to a net loss of $1.0 million, or $0.13 per diluted common share for the year ended December 31, 2002, an improvement of $6.7 million.  The net income for the year ended December 31, 2003 reflects the previously mentioned income tax benefit of $3.5 million in the fourth quarter.  The net loss for the year ended December 31, 2002 included a $1.7 million other than temporary impairment of a corporate bond.  Year-end results are presented after the effect of dividends of $495,000 paid to preferred shareholders for each of the years ended December 31, 2003 and 2002.

At December 31, 2003, total assets increased by $149.9 million or 30.8% to $636.2 million, compared to $486.3 million at December 31, 2002.  Loans receivable, net of fees, were $336.0 million at December 31, 2003, compared to $249.1 million at December 31, 2002, an increase of $86.9 million or 34.9%.  Total deposits increased by $50.7 million or 12.0% to $474.1 million at December 31, 2003, compared to $423.5 million at December 31, 2002.

Shareholders’ equity improved to $85.4 million at December 31, 2003, compared to $40.7 million at December 31, 2002. The increase of $44.7 million from the prior year was primarily driven by the Company’s secondary common stock offering that raised $41.7 million in capital in December 2003 and net income of $5.7 million.  Offsetting these increases was a $2.9 million unfavorable mark to market adjustment on the Company’s primarily mortgage-backed investment portfolio. Book value per common share at December 31, 2003 was $4.80, compared to $3.37 at December 31, 2002.  Tangible book value per common share at December 31, 2003 was $4.76, compared to $3.31 at December 31, 2002.  Regulatory capital ratios for the Company at December 31, 2003 remain well above regulatory requirements.

Net interest income increased to $4.4 million for the fourth quarter of 2003, compared to $2.8 million for the fourth quarter of 2002.  For the year ended December 31, 2003, net interest income increased to $15.2 million, compared to $10.7 million for the year ended December 31, 2002.  The increase is primarily attributable to the increase in the average volume of loans and investment securities and an increase in net interest margin during 2003.  The increases in average loans and investment securities were funded through increases in total deposits, other borrowed funds and shareholders’ equity.   For the three months ended December 31, 2003, the Company’s net interest margin was 3.11%, compared to 2.60% during the fourth quarter of 2002.  For the year ended December 31, 2003, the Company’s net interest margin was 3.00%, compared to 2.92% for 2002.

The provision for loan loss expense increased to $399,000 for the three months ended December 31, 2003, compared to $310,000 for the same period of 2002.  For the year ended December 31, 2003, the provision for loan loss expense was $1.0 million, compared to $444,000 for the year ended December 31, 2002. The increase in the amount of the provision is primarily attributed to the growth in the loan portfolio experienced during 2003.  For the year ended December 31, 2003, the Company continued to experience strong loan quality and a change in its portfolio mix with an increase in its residential and home equity loans, which require lower reserve coverage than the remainder of the loan portfolio.  As a result, the Company’s allowance to total loans ratio was 1.29% at December 31, 2003 compared to 1.35% at December 31, 2002.

Non-interest income decreased slightly to $835,000 in the fourth quarter of 2003 from $971,000 in the same quarter of 2002, due mostly to decreased gains on the sale of mortgage-backed and U.S. agency bonds.  Excluding the realized gains in the investment securities available for sale portfolio of $164,000 and $403,000 for the fourth quarter of 2003 and 2002, respectively, non-interest income increased by $103,000 to $671,000 for the fourth quarter of 2003 compared to $568,000 for the fourth quarter of 2002.  For the year ended December 31, 2003, non-interest income increased to $3.8 million from $2.9 million for 2002, an increase of $965,000, or 33.7%.  The increase in non-interest income is primarily attributed to the increase in realized gains on the sale of investment securities available-for-sale and the realized gains on the sale of mortgage loans through a loan sales program that began in March 2003.

Non-interest expense increased to $4.1 million for the fourth quarter of 2003 from $3.2 million for the same three months period in 2002.  For the year ended December 31, 2003, non-interest expense increased $1.8 million to $15.4 million, compared to $13.6 million for 2002.  The increases in non-interest expense are a result of the Company’s expansion, which began during the last quarter of 2002 and continued into 2003, from seven to 11 branch locations.   Increases in salaries and benefits expense, occupancy, advertising and marketing and professional fees are associated with this expansion and the strong asset growth that has occurred over the past twelve months.

Bernard Clineburg, Chairman and CEO, said “Cardinal achieved significant growth during 2003, increasing assets over 30% to $636 million and establishing us as one of Northern Virginia’s leading community banks.  We reported our first full year of profitability and expanded our branch network from eight to eleven sites.   We relocated our corporate headquarters to Tysons Corner and entered the high-growth markets of Leesburg and Woodbridge.  Additionally, our loan portfolio increased by over 34% and we just completed a $48 million stock offering.   The new capital will fund additional branch expansion and allows us to accelerate loan growth through increased lending limits.  Our focus during 2004 will be on franchise expansion, and increasing core deposits, loans, and fee income while maintaining our strong credit quality.”

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s 2002 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

To learn more about Cardinal Financial Corporation and its subsidiaries, please log on to www.cardinalbank.com, or call 703/ 584-3400.

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Condition
As of December 31, 2003 and December 31, 2002
(Dollars in thousands)

	2003	2002	% Change
Cash and due from banks	$ 9,555	$ 27,465	-65.2%
Federal funds sold	3,528	35,906	-90.2%

Investment securities - available-for-sale	130,762	163,665	-20.1%
Investment securities - held-to-maturity	142,852	-	100.0%
Total investment securities	273,614	163,665	67.2%

Other investments	3,517	1,615	117.8%

Loans receivable, net of fees	336,002	249,106	34.9%
Allowance for loan losses	(4,344)	(3,372)	28.8%
Loans receivable, net	331,658	245,734	35.0%

Premises and equipment, net	6,707	4,942	35.7%
Goodwill	646	646	0.0%
Other assets	7,023	6,350	10.6%

TOTAL ASSETS	$ 636,248	$ 486,323	30.8%

Non-interest bearing deposits	$ 70,998	$ 72,962	-2.7%
Interest bearing deposits	403,131	350,517	15.0%
Total deposits	474,129	423,479	12.0%

Noninterest-bearing liabilities:	74,457	2,000	3622.9%

Other liabilities	2,250	20,132	-88.8%

Shareholders' equity	85,412	40,712	109.8%

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 636,248	$ 486,323	30.8%

Cardinal Financial Corporation and Subsidiaries
Summary Statements of Operations
For the Three Months and Years Ended December 31, 2003 and 2002
(Dollars in thousands, except share and per share data)

	For the Three Months Ended			For the Years Ended
	December 31,			December 31,
	2003	2002	% Change	2003	2002	% Change
Net interest income	$ 4,431	$ 2,781	59.3%	$ 15,173	$ 10,656	42.4%
Provision for loan losses	(399)	(310)	28.7%	(1,001)	(444)	125.5%
Non-interest income	835	971	-14.0%	3,829	2,864	33.7%

Net interest income & non-interest income	4,867	3,442	41.4%	18,001	13,076	37.7%

Salaries & benefits	1,866	1,539	21.2%	6,726	5,715	17.7%
Occupancy	464	243	90.9%	1,559	972	60.4%
Depreciation	299	183	63.4%	1,030	736	39.9%
Amortization of intangibles	-	-	0.0%	-	22	-100.0%
Data processing	164	151	8.6%	835	759	10.0%
Telecommunications	102	72	41.7%	396	276	43.5%
Writedown on corporate bond impairment	-	-	0.0%	-	1,660	-100.0%
Other operating expense	1,254	1,045	20.0%	4,809	3,465	38.8%
Total non-interest expense	4,149	3,233	28.3%	15,355	13,605	12.9%

Net income (loss) before income taxes	718	209	243.5%	2,646	(529)	600.2%
Income tax benefit	(3,508)	-	100.0%	(3,508)	-	100.0%
NET INCOME (LOSS)	$ 4,226	$ 209	1922.0%	$ 6,154	$ (529)	1263.3%

Dividends to preferred shareholders	$ 124	$ 124	0.0%	$ 495	$ 495	0.0%
Noninterest-bearing liabilities:
NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$ 4,102	$ 85	4725.9%	$ 5,659	$ (1,024)	652.6%

Earnings per common share, basic	$ 0.38	$ 0.01	3736.2%	$ 0.55	$ (0.13)	526.0%
Earnings per common share, diluted	$ 0.37	$ 0.01	3624.7%	$ 0.54	$ (0.13)	520.4%
Weighted-average common shares outstanding - basic	10,693,498	10,044,345	6.5%	10,218,293	7,949,132	28.5%
Weighted-average common shares outstanding - diluted	11,005,504	10,200,360	7.9%	10,445,372	7,949,132	31.4%

Cardinal Financial Corporation and Subsidiaries
Average Statements of Condition and Interest Rates on Earning Assets and Interest-Bearing Liabilities
For the Three Months Ended December 31, 2003 and December 31, 2002
(Dollars in thousands)

	For the Three Months Ended		For the Three Months Ended
	December 31, 2003		December 31, 2002
	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees	$ 308,708	5.90%	$ 221,779	6.91%
Investment securities - available-for-sale	105,968	3.70%	130,503	3.73%
Investment securities - held-to-maturity	147,190	3.47%	-	0.00%
Other investments	3,672	4.30%	1,418	5.36%
Federal funds sold	4,267	0.91%	74,599	1.37%
Total interest-earning assets	569,805	4.81%	428,299	4.97%

Non-interest earning assets:
Cash and due from banks	10,040		23,461
Premises and equipment, net	5,718		4,755
Goodwill	646		646
Accrued interest and other assets	1,978		4,178
Allowance for loan losses	(4,070)		(3,086)

TOTAL ASSETS	$ 584,117		$ 458,253

Interest-bearing liabilities:
Interest bearing deposits	$ 389,232	2.17%	$ 344,907	2.91%
Other borrowed funds	76,008	1.59%	1,891	2.89%
Total interest-bearing liabilities	465,240	2.07%	346,798	2.91%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	72,826		69,305
Other liabilities	2,665		1,619
Shareholders' equity	43,386		40,531

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 584,117		$ 458,253

Cardinal Financial Corporation and Subsidiaries
Average Statements of Condition and Interest Rates on Earning Assets and Interest-Bearing Liabilities
For the Years Ended December 31, 2003 and December 31, 2002
(Dollars in thousands)

	For the Year Ended		For the Year Ended
	December 31, 2003		December 31, 2002
	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees	$ 272,765	6.15%	$ 206,654	7.16%
Investment securities - available-for-sale	152,915	3.29%	101,589	4.43%
Investment securities - held-to-maturity	67,685	3.67%	-	0.00%
Other investments	2,906	4.47%	1,253	5.75%
Federal funds sold	9,753	1.10%	55,773	1.56%
Total interest-earning assets and interest income	506,024	4.85%	365,269	5.54%

Non-interest earning assets:
Cash and due from banks	10,291		18,595
Premises and equipment, net	5,249		4,820
Goodwill	646		651
Accrued interest and other assets	3,265		2,551
Allowance for loan losses	(3,652)		(3,060)

TOTAL ASSETS	$ 521,823		$ 388,826

Interest-bearing liabilities:
Interest bearing deposits	$ 362,779	2.39%	$ 287,355	3.26%
Other borrowed funds	46,069	1.68%	5,564	3.99%
Total interest-bearing liabilities and interest expense	408,848	2.31%	292,919	3.27%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	70,030		60,786
Other liabilities	2,043		2,282
Shareholders' equity	40,902		32,839

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 521,823		$ 388,826